Cybin Inc.

INCENTIVE COMPENSATION RECOVERY POLICY

August 2023

CYBIN INC.

INCENTIVE COMPENSATION RECOVERY POLICY

1.Introduction.
The Board of Directors of Cybin Inc. (the “Company”) believe that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's compensation philosophy. The Board has therefore adopted this policy, which provides for the recovery of erroneously awarded incentive compensation if the Company is required to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirements under applicable securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), related rules and the listing standards of the NYSE American or any other securities exchange on which the Company’s shares are listed in the future.
2.Administration.
This Policy shall be administered by the Board or, if so designated by the Board, the Governance & Nomination Committee (the “Committee”), in which case, all references herein to the Board shall be deemed references to the Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
3.Covered Executives.1
Unless and until the Board determines otherwise, for purposes of this Policy, the term “Covered Executive” means a current or former employee who is or was identified by the Company as the Company’s president, principal financial officer, principal compliance officer, a division head of the Company in charge of a principal business unit, division, or function (such as sales, legal, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed “Covered Executives” if they perform such policy-making functions for the Company. “Policy-making function” is not intended to include policy-making functions that are not significant. “Covered Executives” will include, at minimum, the executive officers identified by the Company pursuant to Item 401(b) of Regulation S-K of the Exchange Act. For the avoidance of doubt, “Covered Executives” will include at least the following Company officers: Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Compliance, Ethics & Administrative Officer, Chief Growth Officer, Chief Scientific Officer, Chief Medical Officer and Chief Legal Officer.

1 “Covered Executive” is based on the definition of “officer” under Rule 16a-1(f) of the Exchange Act as presented in the listings standards.

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This Policy covers Incentive Compensation (defined below) received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation.
4.Recovery: Accounting Restatement.
In the event the Company is required to prepare an accounting restatement of its financial statements filed with the Securities and Exchange Commission (the “SEC”) due to the Company’s material noncompliance with any financial reporting requirements under applicable securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period) (an “Accounting Restatement”), the Company will recover reasonably promptly any excess Incentive Compensation (defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act. Incentive Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable SEC and national securities exchange rules and regulations.
(a)Definition of Incentive Compensation.
For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure” (as defined in paragraph (b) below), including, for example, bonuses or awards under the Company’s short and long-term incentive plans, grants and awards under the Company’s equity incentive plans, and contributions of such bonuses or awards to the Company’s deferred compensation plans or other employee benefit plans that are not tax-qualified plans. For avoidance of doubt, Incentive Compensation that is deferred (either mandatorily or voluntarily) under the Company’s non-qualified deferred compensation plans, as well as any matching amounts and earnings thereon, are subject to this Policy. Incentive Compensation does not include awards which are granted, earned and vested without regard to attainment of financial reporting measures, such as time- vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures.
(b)Financial Reporting Measures.
Financial reporting measures are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures. For the avoidance of

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doubt, financial reporting measures include stock price and total shareholder return.
A measure need not be presented within the financial statements or included in a filing with the SEC to constitute a financial reporting measure for purposes of this Policy.
(c)Excess Incentive Compensation: Amount Subject to Recovery.
The amount(s) to be recovered from the Covered Executive will be the amount(s) by which the Covered Executive’s Incentive Compensation for the relevant period(s) exceeded the amount(s) that the Covered Executive otherwise would have received had such Incentive Compensation been determined based on the restated amounts contained in the Accounting Restatement. All amounts shall be computed without regard to taxes paid.
For Incentive Compensation based on financial reporting measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such financial reporting measure upon which the Incentive Compensation was received. The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable national securities exchange.
(d)Method of Recovery.
The Board will determine, in its sole discretion, the method(s) for recovering as soon as practicable excess Incentive Compensation hereunder. Such methods may include, without limitation:
(i)requiring reimbursement of Incentive Compensation previously paid;
(ii)forfeiting any Incentive Compensation contribution made under the Company’s deferred compensation plans;
(iii)offsetting the recovered amount from any compensation or Incentive Compensation that the Covered Executive may earn or be awarded in the future;
(iv)some combination of the foregoing; or
(v)taking any other remedial and recovery action permitted by law, as determined by the Board.

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5.No Indemnification or Advance.
Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Covered Executives against the loss of any erroneously awarded Incentive Compensation, nor shall the Company advance any costs or expenses to any Covered Executives in connection with any action to recover excess Incentive Compensation.
6.     Interpretation.
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.
7.    Effective Date.
The effective date of this Policy is August 11, 2023 (the “Effective Date”). This Policy applies to Incentive Compensation received by Covered Executives on or after the Effective Date that results from attainment of a financial reporting measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.
8        Amendment and Termination.
The Board may amend this Policy from time to time at its discretion, and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NYSE American or any other United States securities exchange on which the Company’s shares are listed in the future.
9.    Other Recovery Rights.
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement or similar agreement relating to Incentive Compensation entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) any other legal remedies available to the Company. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

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10.    Impracticability.
The Company shall recover any excess Incentive Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D-1 of the Exchange Act and the NYSE American or any other securities exchange on which the Company’s shares are listed in the future.
11.    Successors.
This Policy shall be binding upon and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

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